Exhibit 5
                                    ---------

                                                     HUGH B. WELLONS
                                                     (540) 510-3057
                                                     wellons@flippindensmore.com

                                November 2, 1999





Board of Directors
Smith River Bankshares, Inc.
Suite 12
Patrick Henry Mall
730 East Church Street
Martinsville, Virginia 24112

         Re: Registration Statement on Form SB-2 with respect to a maximum of 912,500 shares of common stock of Smith River Bankshares, Inc. (the "Company") and 87,500 units, each unit consisting of one share of common stock and one warrant to acquire one share of common stock of the Company

Gentlemen:

         We have acted as counsel for you in connection with preparation of the registration statement on Form SB-2 and any amendments thereto (the "Registration Statement"), pursuant to the provisions of the Securities Act of 1933, as amended, being filed with the Securities and Exchange Commission on September 13, 1999, in respect of a maximum of 912,500 shares of Company common stock and 87,500 units, each unit consisting of one share of common stock and one warrant to acquire one share of common stock of the Company and, as such, have examined the same and the exhibits being filed therewith.

         We are generally familiar with your corporate affairs, including your organization and the conduct of the corporate proceedings relating thereto. We also have examined such of your corporate records as we have deemed necessary as the basis for this opinion. Based upon the foregoing, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

         2. The 1,087,500 shares of Company Common Stock, which are the subject of the Registration Statement including the maximum of 912,500 shares of Company common stock to be offered to the public, the 87,500 shares of the Company common stock included as part of the units to be issued to organizers/directors, and warrants issued to organizers/directors to purchase an additional 87,500 shares at $10.00/share have been duly and validly authorized, and when issued upon the terms as set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.


         The foregoing opinion is contingent upon the Registration Statement becoming effective. We consent to its use as an exhibit to the Registration Statement and to reference to this firm in the Prospectus, the Registration Statement and any amendments thereto.

                                  Sincerely,


                                  Flippin, Densmore, Morse, Rutherford & Jessee